Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2008 on the consolidated balance sheets of Lotus Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2007 and 2006 included in the registration statement on Form S-1 of Lotus Pharmaceuticals, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP

SHERB& CO., LLP

Boca Raton, Florida

June 20, 2008